EXHIBIT 4.1(c)

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 4, 2003 (this “Second Supplemental Indenture”), is by and among CB Richard Ellis Services, Inc., a Delaware corporation (“CB Richard Ellis Services”), Investors 1031, LLC, a Delaware limited liability company (the “Subsidiary Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, CB Richard Ellis Services (as successor by merger with CBRE Escrow, Inc.) and the Trustee are parties to an indenture dated as of May 22, 2003 and supplemented as of July 22, 2003 (as may be further supplemented from time to time, the “Indenture”), providing for the issuance of the Issuer’s 9¾% Senior Notes due May 15, 2010 (the “Notes”);

WHEREAS, pursuant to Section 4.13 of the Indenture, after the date of the Merger, CB Richard Ellis Services is required to cause each Restricted Subsidiary that Guarantees any Indebtedness of CB Richard Ellis Services to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally and irrevocably guarantee CB Richard Ellis Services’ obligations with respect to the Notes on the terms set forth in the Indenture; and

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Agreement to Become Guarantor.    The Subsidiary Guarantor hereby unconditionally and irrevocably guarantees CB Richard Ellis Services’ obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3.    Ratification of Indenture; Supplemental Indenture Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.    Notices.    For purposes of Section 11.02 of the Indenture, the address for notices to CB Richard Ellis Services and each of the Guarantors shall be:

c/o CB Richard Ellis Services, Inc.

865 South Figueroa Street

Suite 3500

Los Angeles, CA 90017

Attention: Kenneth J. Kay

5.    Governing Law.    This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6.    Counterparts.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

7.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction hereof.

8.    The Trustee.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by CB Richard Ellis Services and the Subsidiary Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

CB RICHARD ELLIS SERVICES, INC.

By:	/S/ ELLIS D. REITER, JR.

	Name:	Ellis D. Reiter, Jr.
	Title:	Executive President and Secretary

INVESTORS 1031, LLC, as Subsidiary Guarantor

By:	CB Richard Ellis Investors, LLC, as its Member-Manager

By:	/S/ ELLIS D. REITER, JR.

	Name:	Ellis D. Reiter, Jr.
	Title:	Vice President and Assistant Secretary

By:	CB Richard Ellis Investors, Inc.,

By:	/S/ ELLIS D. REITER, JR.

	Name:	Ellis D. Reiter, Jr.
	Title:	Senior Vice President and Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/S/ PAULA M. OSWALD

	Name:	Paula M. Oswald
	Title:	Vice President

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